Exhibit 99.1

SmallCapVoice Interviews KULR Technology Group CEO Michael Mo

and Former Air Force Chief of Strategic Prioritization Dave Harden

Harden elaborates on his illustrious career with the Pentagon and U.S. Air Force and how his team’s expertise will help KULR secure more contracts for its advanced thermal management capabilities

San Diego, Calif. (Sept. 10, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, announces the release of an interview with Company CEO Michael Mo and Dave Harden, CEO of The Outpost, an advisory and technology accelerator firm that advances next-generation technologies within the defense and commercial industries. Harden formerly served as chief of strategic prioritization at the Pentagon, chief architect and COO of AFWERX, an innovation arm of the Air Force, and is currently a member of KULR’s advisory board.

The interview was conducted Sept. 8, 2020, and is available for replay at https://kulrtechnology.com/category/presentations.

“The purpose of this and forthcoming interviews is to create a greater degree of transparency between KULR and its investors,” states Mo. “When appropriate, we would like to provide to shareholders and the general public deeper insight into our proposed partnerships or key hires of talented and knowledgeable advisors such as Dave Harden.”

The interview discusses the evolution of federal grants available to small businesses, and how KULR is in a prime position to take advantage of current funding opportunities that may accelerate its growth.

“The DOD (Department of Defense), over the past few years, has really put more of an emphasis on dual-use technologies like KULR’s advanced thermal management capabilities. ... One of the big breakthroughs is the reinvention of the SBIR (small business innovation research) grant. The SBIR is hundreds of millions of dollars set aside for small businesses to be fast-tracked and receive non-dilutive capital. Through our combined efforts, KULR is now on that track,” Harden stated in the interview.

Interview Highlights:

•	The Outpost equips companies with key technologies the knowledge and guidance needed to “hop the valley of death” and obtain contract wins within government (i.e. defense) and commercial sectors.
•	KULR’s growth strategy has three pillars:
1.	Work with government agencies such as NASA and the Air Force
2.	Work with regulators (i.e. battery safety)
3.	Work toward mass market adoption of technologies (private and government sectors)
•	The Outpost will play an instrumental role in helping KULR’s dual-use technologies gain adoption in the first and third pillars for both government and commercial (private sector) applications.
•	Harden believes KULR’s carbon fiber cathode technology can “move the needle” with the Air Force and Department of Defense (DoD), as this technology has significance for high-power microwave and laser applications.
•	The government’s Small Business Innovation Research (SBIR) program provides non-dilutive funds to help eligible companies like KULR fast-track their growth.
•	The Outpost recently assisted KULR in winning a Phase 1 SBIR investment and to officially partner (KULR) with the Air Force.
•	A Phase 2 proposal has been submitted to the SBIR program; if awarded, this non-dilutive capital would provide KULR with a $750,000 contract by the end of 2020.
•	The KULR team brings technologies and multi-decades of experience capable of solving tomorrow’s problems in thermal management.

Listen to the full interview at https://kulrtechnology.com/category/presentations

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Keith Pinder
Landon Capital
Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com